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Exhibit 10.22

RELEASE AGREEMENT

        Edward Gulda ("Employee") was previously employed by Accuride Corporation (the "Corporation"). This Release Agreement (the "Agreement"), is entered into by and between Employee and the Corporation on the Agreement Effective Date.

        1.    General Release.    In exchange for execution of this document, Employee will receive the following separation benefits ("Separation Benefits") to which Employee would not otherwise be entitled if he did not execute and deliver this Agreement:

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  Your separation will be treated as a termination of employment with "Good Reason" or a termination without "Cause" outside of the Protection Period under the Severance and Retention Agreement, dated December 18, 2008 (the "Severance Agreement"). This entitles you to the gross sum equal to one year of your current base salary, less all applicable federal, state and local withholdings, as described in Section 2 of the Severance Agreement,

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  An amount equal to the AICP payment you would have been entitled to receive had you been employed on the date of the grant to be paid at the same time as payments are made under the AICP program;

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  Outplacement services for twelve ("12") months of executive outplacement assistance provided by Right Management at Accuride's expense; and

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  Reimbursement for any reasonable fees associated with breaking your current residential lease in Evansville.

In exchange for these Separation Benefits and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee (on Employee's own behalf and on behalf of Employee's agents, heirs, successors, assigns, executors and/or administrators) does hereby forever release and discharge the Corporation and its direct and indirect parents, subsidiaries and affiliated entities and the partners, members, directors, officers, employees, successors, assigns, agents, attorneys and representatives of each of them, past, present and future (collectively, the "Released Parties"), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, vested or contingent, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any other governmental agency or entity, that Employee has or may have against any Released Party, by reason of any and all acts, omissions, events, circumstances or facts occurring or existing on or prior to the date hereof, including, without limitation, all claims attributable to the employment of Employee or the termination of that employment, under any theory of pleading or proof, including, but not limited to, any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including, without limitation, any claim arising under or alleging violation of any federal, state or other governmental statute, regulation or ordinance, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964 (which prohibits discrimination on the basis of sex, race, color, national origin and religion), the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Genetic Information Nondiscrimination Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, The Fair Credit Reporting Act, the Indiana Civil Rights Law (which prohibits discrimination on the basis of race, religion, color, sex, disability, national origin or ancestry), the Indiana Constitution and the Indiana Code, except for any claim or right to indemnification that Employee has or may have against any Released Party under applicable law. Employee waives any right to recovery of any compensation not described in this Agreement from the

Company in any form, including without limitation claims to additional benefits or compensation under the Severance Agreement or any other document, policy or program.

        Employee (on Employee's own behalf and on behalf of Employee's agents, heirs, successors, assigns, executors and/or administrators) intends that this general release extend to any and all claims of any kind or character, known or unknown, and Employee therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims. Employee does not waive the right to file a charge of discrimination with an administrative agency, but Employee is waiving any right to any monetary recovery in connection with such a charge.

        2.    Attorney Advice, Waiting Period and Right of Revocation.    Employee acknowledges that Employee: (i) has carefully read this Agreement in its entirety; (ii) has had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement (and Employee may waive that 21-day period by signing and delivering this Agreement prior to the expiration of that period); (iii) is hereby advised by the Corporation in writing to consult with an attorney of Employee's choice in connection with this Agreement; (iv) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with Employee's independent legal counsel, or has had a reasonable opportunity to do so; (v) has had answered to Employee's satisfaction by Employee's independent legal counsel any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vi) is signing this Agreement voluntarily and of Employee's own free will and Employee agrees to abide by all the terms and conditions contained herein.

        Employee may accept this Agreement by providing Employee's commitment to execute the agreement to or by executing and returning the agreement to Stephen A. Martin, Senior Vice President and General Counsel, Accuride Corporation, 7140 Office Circle, Evansville, IN 47715. After executing this Agreement, Employee shall have seven (7) days (the "Revocation Period") to revoke this Agreement by indicating Employee's desire to do so in writing delivered to Stephen A. Martin, at the address indicated above in this paragraph by no later than 5:00 p.m. on the seventh (7th) day after the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after Employee signs the Agreement (the "Agreement Effective Date"). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

        Employee acknowledges that he has not relied on any statements or representations by Accuride or its attorneys with respect to the tax treatment of the payments or benefits described in this Agreement. In the event that any taxing body determines that the tax treatment of these payments or benefits was improper, Employee acknowledges and assumes all responsibility for the payment of any such taxes and hereby agrees to indemnify and hold Accuride harmless for the payment of such taxes, the failure to withhold, and interest or penalties imposed thereon.

        3.    Confidentiality.    The contents, terms and conditions of this Agreement must be kept confidential by Employee and may not be disclosed except to Employee's accountant or attorneys or pursuant to subpoena or court order. Employee agrees that if Employee is asked for information concerning this Agreement, Employee will state only that Employee and the Corporation reached an amicable resolution of any disputes concerning his separation from the Corporation. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement and the Severance Agreement.

        4.    No Admissions.    Nothing contained herein is an admission of wrongdoing or liability by anyone.

        5.    Affirmations.    Employee acknowledges that he has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled. He has not suffered any on-the-job injury for which he has not already filed a claim and has no known workplace injuries or occupational diseases.

Employee acknowledges he has received all leave during his employment to which he is entitled under the law. Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

        Employee acknowledges he has not divulged any proprietary or confidential information and will continue to maintain the confidentiality of such information consistent with the Company's policies and agreements and/or the common law. Employee affirms he has returned all the Company's property, documents, and/or confidential information in his possession or control. He also affirms that he is in possession of all of his property that he had at the Company's premises and that the Company is not in possession of any of his property.

        Employee affirms he remains bound by and will abide by the non-competition and non-solicitation provisions in Paragraph 9 of the Severance Agreement, which are hereby incorporated by reference.

        6.    Entire Agreement, Indiana Law.    This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof This Agreement may be amended or modified only by an agreement in writing. This Agreement is governed by Indiana law. Except as otherwise expressly noted in this Agreement, this Agreement shall not nullify the terms and conditions of the Severance Agreement and Employee shall be bound by the terms and conditions of the Severance Agreement, including, but not limited to, Paragraph 9, Competition. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Release Agreement.

        7.    Jurisdiction and Venue.    Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the state of Indiana sitting in Vanderburgh County and each party hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in this Section 7 shall be deemed effective service of process on such party.

        8.    Indemnification.    Employee agrees to indemnify and hold harmless the Corporation and any of its affiliates from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorney's fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against the Corporation or any of its affiliates in any manner relating to any breach by the Employee of this Agreement.

        9.    Partial Invalidity.    The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement. Should any provision or portion of this Agreement be declared invalid or unenforceable, the parties agree to renegotiate the invalidated or unenforceable provision or portion in good faith to accomplish its objective to the extent permitted by law.

        10.    Understanding of Agreement.    Employee states that Employee has carefully read this Agreement, that Employee fully understands its final and binding effect, that the only representations, covenants and promises made to Employee in connection with signing this Agreement are those stated above in this Agreement, and that Employee is signing this Agreement voluntarily.

[signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: February 7, 2011	/s/ EDWARD GULDA Edward Gulda
Dated: February 7, 2011	ACCURIDE CORPORATION
	By	/s/ JAMES WOODWARD
	Name:	James Woodward
	Title:	Sr. Vice President—Chief Financial Officer

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  Exhibit 10.22
RELEASE AGREEMENT